Filed Pursuant to Rule 424(b)(4)
Registration No. 333-235501

PROSPECTUS SUPPLEMENT

(to the Base Prospectus dated December 27, 2019)

Forterra, Inc.

10,000,000 Shares

Common Stock

All of the shares of common stock in the offering are being sold by the selling stockholder identified in this prospectus supplement. We will not receive any proceeds from the sale of the shares by the selling stockholder.

The selling stockholder has granted to the underwriters an option to purchase up to 1,500,000 additional shares of common stock.

Our common stock is listed on the Nasdaq Stock Market LLC, or Nasdaq, under the symbol “FRTA.” On September 16, 2020, the last reported sales price of a share of our common stock on Nasdaq was $14.61.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement, those included in the accompanying base prospectus and those incorporated by reference in this prospectus supplement and the accompanying base prospectus before deciding to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$13.50	$135,000,000
Underwriting discount(1)	$0.675	$6,750,000
Proceeds to the selling stockholder (before expenses)	$12.825	$128,250,000

(1)	See “Underwriting” for a description of all underwriting compensation payable in connection with this offering.

The underwriters expect to deliver the shares to purchasers on or about September 21, 2020 through the book-entry facilities of The Depository Trust Company.

Credit Suisse	BofA Securities	Citigroup

Deutsche Bank Securities	RBC Capital Markets	Truist Securities

The date of this prospectus supplement is September 16, 2020.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus supplement and the accompanying base prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying base prospectus or of any sale of our common stock.

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ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying base prospectus,” we are referring to the base prospectus only.

This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the selling stockholder, the shares of common stock being offered hereby and other information you should consider before investing in our common stock. You should read the prospectus, including the additional information described under the heading “Where You Can Find More Information” in the accompanying base prospectus, before investing in our common stock.

If any information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement that are otherwise not defined in this prospectus supplement will have the meanings given to them in the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us or to which we have specifically referred you. We have not authorized anyone to provide you with information that is different. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of the applicable document, or that any information we have incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement and the accompanying base prospectus or any sale of shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

As used in this prospectus supplement, unless the context otherwise indicates, references to “our,” “we,” “us,” the “Company,” “Forterra,” “FRTA” and “our business” refer to Forterra, Inc. together with its consolidated subsidiaries. As used in this prospectus supplement, unless the context otherwise indicates, references to “Lone Star” refer to Lone Star Fund IX (U.S.), L.P. along with its affiliates and associates (excluding us and other companies that it or they own as a result of their investment activities).

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes incorporated by reference herein. You should also consider the matters described under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus and incorporated herein by reference, as applicable.

General

We are a manufacturer of concrete pipe and precast products and ductile iron pipe in the United States and Eastern Canada for a variety of essential water-related infrastructure applications. Our products and services are used in the construction, maintenance, repair and replacement of water drainage, distribution and transmission systems.

Our manufacturing and distribution network allows us to serve most major markets in the United States and Eastern Canada. We operate more than 70 active manufacturing facilities with capacity that allows us to serve our customers’ needs.

We manufacture both water drainage pipe and precast structures (used primarily for storm water and drainage applications) and water transmission and distribution pipe (used primarily to transport potable water and as a component of wastewater systems) and believe our complementary product portfolio is well positioned to serve both (i) the storm water and wastewater infrastructure market and (ii) the potable water transmission and distribution market. We serve a diverse set of end markets, including infrastructure, residential and non-residential construction, which allows us to benefit from both secular and cyclical growth across each of these end-markets. The infrastructure, residential and non-residential end markets in the United States and Eastern Canada have different growth drivers and operating dynamics, and the cyclical performance of these markets has historically been staggered during different stages of the broader economic cycle serving to mitigate the cyclical impact of any one single market on our business. In addition, given the nature of water as a basic necessity, municipalities generally repair and replace their existing water and wastewater infrastructure.

Our operational strategy is focused on our five improvement pillars:

•	Health and Safety—Prioritizing the health and safety of our employees above anything else; our most productive facilities should be our safest

•	Plant-level Operational Discipline—Making daily improvements using our manufacturing/process know-how to drive efficiencies with disciplined financial investment

•	Enhanced Commercial Capabilities—Investing in our sales force to expand capabilities and better inform our customers of our compelling value proposition

•	Working Capital Efficiency—Having the right levels of inventory in the right places at the right times and aligning our accounts receivable and accounts payable cycles

•	G&A Effectiveness—Delivering deeper information faster and at a lower cost so operators can make better business decisions

Our solid execution on these five pillars has produced, and we believe will continue to produce, the earnings and cash flows to continue to reduce our net leverage ratio to our stated mid-term target of of 3.0x to 3.5x earnings. We periodically evaluate our existing business and acquisition opportunities to complement our organic growth or enhance our scale, geographic footprint and product portfolio while simultaneously considering and making strategic divestitures or changes in our manufacturing footprint to optimize our portfolio. See Item 1, “Business” in the 2019 10-K, and Note 3. Acquisitions and divestitures to our consolidated financial statements included in the 2019 10-K for a more detailed discussion of our recent acquisitions and divestitures.

Our Segments

Drainage Pipe & Products.    We are the largest producer of concrete drainage pipe and precast products by sales volume in the United States and Eastern Canada. We operate more than 55 active manufacturing facilities across multiple states and a Canadian province. These facilities provide us with a local presence and the necessary proximity to our customers to minimize delivery times and distribution costs to the markets we serve.

We believe our product offering creates value for our customers as it eliminates the need to engage multiple suppliers of storm water and wastewater-related products for a single project, enabling them to maximize efficiency and meet more aggressive timetables. We also have the ability to custom-build products to complex specifications and regulations.

Drainage pipe has residential, non-residential and infrastructure applications. It is primarily used for storm water applications, such as storm drains for roads and highways, and for residential and non-residential site developments. In addition, drainage pipe is used for sanitary sewers, low-pressure sewer force mains, tunneled systems, treatment plant piping and utility tunnels.

Water Pipe & Products.    We are the largest producer of ductile iron pipe, or DIP, by sales volume in the United States, and we produce concrete pressure pipe in Eastern Canada. Utilizing the U.S. Pipe and Forterra Pressure Pipe Canada brands, we manufacture a number of products used for the transmission of potable water and wastewater in pipe diameters typically ranging from three to 64 inches.

Our product breadth and depth and our technical service capabilities address a range of our customers’ water transmission and distribution needs. Our primary manufacturing facilities are located across the United States, with swing capacity available to support increased production levels as appropriate to satisfy increased demand.

Corporate and Other.    Corporate, general and administrative expenses are not allocated to our revenue-generating segments, such as certain shared services, executive and other administrative functions.

Our Competitive Strengths

Pure-play Water Infrastructure Manufacturer Positioned to Benefit from Strong Demand Dynamics.    Our exposure to both water and highway infrastructure in the U.S. positions us well to benefit from continued government funding, as well as expected private investment growth in both markets. While federal and local governments have historically allocated substantial amounts of capital to infrastructure, significant capital investment is still required to address current and future water and highway infrastructure needs. According to the U.S. Environmental Protection Agency, over $700 billion is needed for water infrastructure improvements. Meanwhile, the American Society of Civil Engineers estimates a need for more than $800 billion of highway and bridge capital investment. With this compelling case for funding, the need for federal and local governments infrastructure investment will not subside, and we believe local municipalities will turn to trusted providers who understand their needs to fully tackle the issues, positioning us to benefit from these strong demand dynamics.

Leading Market Position with Unmatched Scale and Manufacturing Footprint.    We believe we are the #1 producer of both reinforced concrete pipe and DIP in the United States by sales volume. Our national presence allows us to compete in both the nationwide water pipe industry and in the highly localized drainage industry.

In Water, where we compete primarily against U.S. pipe manufacturers, our coast-to-coast presence enables us to efficiently ship our products to customers across the country and provide better service via shorter lead times.

In Drainage, where shipping radiuses are typically 150-350 miles, we compete primarily against smaller local and regional competitors. More than 90% of our Drainage revenues are generated in markets where we have a number one or number two position based on revenues. In addition to this localized presence, our expansive network creates technical, manufacturing and procurement advantages over local competitors which allows us to bring national solutions to local challenges, enhancing our ability to win business in competitive processes. These enhanced capabilities also position us well to influence and respond to end-user product specifications. Our precast products compete against cast-in-place concrete structures which require more labor and longer lead times than our precast offerings. We believe this provides us a strategic advantage with contractors who value just-in-time delivery and the ability to meet project schedules (particularly during inclement weather).

Deep, Long Standing Channel Relationships with Local and National Customers.    We have strong, long-term relationships with customers across our markets. We have built these entrenched relationships through our unmatched product breadth and depth across our platform, and our dedication to putting our customers’ needs first. In our Water segment, our go-to market strategy is to primarily utilize waterworks distributors rather than sell direct to contractors. Our portfolio of DIP and complementary products and services, combined with our long track record of focusing on customer service, allow us to address a broad range of our customers’ water transmission and distribution needs, thereby strengthening relationships with market leading distributors. In our Drainage segment, our go-to market strategy is to sell direct to contractors. We rely on our trust-based relationships with contractors across local markets and with local transportation and specifying authorities, particularly in our largest Drainage markets, including California, Colorado, Florida, Iowa, Minnesota and Texas. Across both businesses, we have created a nationally aligned commercial philosophy and strategy, while providing the necessary flexibility to address local tactical issues.

New Management Just Beginning Transformative Changes.    Our new management is in the early innings of commercial strategy and operational improvements that we expect will continue to improve financial performance. While never compromising safety, we are focused on making daily improvements in our plant-level operations, using our manufacturing and process know-how to drive efficiencies with disciplined financial investment. In addition, we are investing in our sales force to expand capabilities to better inform our customers of the compelling value proposition in our product offering. We intend to remain diligent in our inventory management and align our accounts receivable and accounts payable cycles to improve our working capital efficiency. Lastly, we are taking a long-term view across our organization to improve our systems to ensure we are productive and efficient. We expect these and other initiatives will increase discretionary cash flow that we will use to further reduce our debt. While we are in the initial stages of these new initiatives, we believe they are the proper foundation to expand our unit margins, produce the cash needed to deleverage our balance sheet and provide a solid base for long-term value creation.

Energized and Experienced Management Team.    Our new management team brings a proven turnaround track record of operational discipline and commercial capabilities from various industries. Karl Watson (CEO) and Charlie Brown (CFO) have a combined 50+ years of experience from the manufacturing and construction materials industry, with Mr. Watson having a track record of executing on a strategic turnaround playbook. The broader management team has the expertise and focus needed to set us up for continued success.

Our Business Strategy

Capitalize on Favorable, Multi-Pronged Industry Growth Dynamics.    Spending on both water and highway infrastructure in the United States has not kept pace with GDP growth. We believe that this underinvestment has created demand that continues to increase the need for additional spending and modernized infrastructure. We provide essential products and services in these two critical areas of focus—water and highway infrastructure—both of which are necessary to sustaining our economy and standard of living. We have additional manufacturing capacity, available in both business segments, which provides room to capitalize on this anticipated demand.

Capture Growth Through Diverse Suite of Products and Localized Market Strategy.    Our comprehensive suite of products helps customers address water conservation and flood prevention needs via infrastructure upgrades. Our coast-to-coast network of locations increases our proximity to customers, thereby helping to minimize delivery time and distribution costs. We have developed a long track record with contractors and distributors across many of our markets that has created strong relationships with many of our customers.

Drive Margin Improvement Through Operational and Commercial Excellence.    We have taken a number of steps to improve our commercial discipline, operating efficiency and team member development. We are focused on growing our unit profit margin in both our Drainage and Water segments and are continuously working to align our pricing strategy with the value we deliver. In addition, we are dedicated to empowering and investing in our team members, as well as our equipment, to improve quality and productivity through implementation of lean and other continuous improvement initiatives. These initiatives, while still being phased in, are already creating financial success and building momentum, with gross profit growing by 21% and 29% and gross profit margin improving by 280 basis points and 350 basis points in 2019 and the first half of 2020, respectively, as compared to the prior year periods.

Continued Product Innovation and Growth in Technical Expertise to Optimize Product Mix and Capitalize on Market Opportunities.    We seek to explore new applications for our existing product portfolio and strive to develop new products and solutions to stay ahead of our customers’ needs. We are also focused on investing in our talented salesforce, enabling them to continue building relationships as trusted business partners to our customers as well as focus on educating the end users regarding the benefits of our products compared to alternative materials. We expect to continue research and development and other efforts to expand our positions in attractive products and markets. BioClean, our innovative business that provides solutions to manage storm water pollutant discharges, serves as a prime example of our dedication to leveraging our technical capabilities to acquire or develop relevant adjacent categories to provide our customers with a more fulsome product offering.

Capital Allocation Strategy Focused on Debt Reduction and Strengthened Balance Sheet.    We are focused on improving our working capital efficiency, including better inventory management and better alignment of our accounts receivable and accounts payable cycles. In addition, we intend to continue dedicating most of our available cash flow to further reduce our debt. In 2019, earnings momentum coupled with improvements in working capital and cash flow, allowed us to voluntarily prepay $87 million of long-term debt. Since 2018, we have reduced our leverage ratio by nearly 3.0x and have targeted 3.0x to 3.5x net leverage in the mid-term. We will continue to direct free cash flow to reducing debt, providing us with greater financial flexibility and positioning us for long-term, sustainable growth. We remain committed to continuing these initiatives to deleverage our balance sheet in the near-term.

Demonstrated and Growing Commitment to ESG.     We are increasing our focus on Environmental, Social and Governance, or ESG, initiatives to ensure that our Company as well as our products and solutions promote a commitment to these important areas of investor concern. With respect to the environment, our products and solutions help communities safely and efficiently manage storm water, wastewater and potable water. For example, uncontrolled storm water runoff has a number of negative effects on the environment and communities, such as increased flooding and pollution, and our Bio Clean business is developing innovative and sustainable systems to fight this problem and effectively detain, retain and treat the water before it runs into our rivers and lakes. Our products are also essential to repairing aging water pipe infrastructure, which is key to the safety and health of all people. Our focus on ESG is also evident in our manufacturing processes, particularly in our Water segment, which reuses hundreds of thousands of tons of scrap metal each year that might otherwise end up in landfills. Regarding social initiatives, we continue to focus on the health and safety of our employees as evidenced by our improved year-over-year safety record as well as our commitment to providing a clean and healthy workplace during the COVID-19 pandemic. We also strive to increase the diversity of our employee teams, including at the executive level where now half of the team is ethnically or gender diverse. We have implemented and are continuing to implement better corporate governance practices as well, including board leadership with a separate Chair and Chief Executive Officer and an independent Lead Director as well as compensation programs with increased focus on performance-based equity compensation and meaningful equity ownership requirements at the executive level.

The foregoing summary of our business is not complete. For a more detailed discussion of our business, please see Item 1, “Business” in the 2019 10-K and our other filings with the Securities and Exchange Commission, or the SEC, which are incorporated herein by reference.

Our Industry and Core End Markets

We serve a range of infrastructure-related end markets. Based on the source of funding, we classify these construction markets into infrastructure/municipal, residential and non-residential.

Infrastructure

Infrastructure represents spending by federal, state, and local governments for the construction and repair of streets, highways, storm and sanitary sewers, as well as the construction and repair of water lines for the delivery of potable water, which are often supported by multi-year federal and state legislation and programs. It also includes local municipalities water infrastructure spending associated with the construction, repair and replacement of water transportation and distribution systems. Spending on these items is driven by federal, state and municipal funding for both new build and repair projects. In addition to availability of funding at the federal, state and municipal levels, these programs are impacted by other factors, including demographic and population shifts and the ability of contractors to obtain skilled labor.

A large proportion of U.S. water infrastructure is approaching, or has already reached, the end of its useful life. According to The American Society of Civil Engineers, or ASCE, many drinking water pipes in the U.S. were laid from 1900 to 1950. Today, aging pipelines contribute to the estimated 240,000 water main breaks per year in the U.S., wasting over two trillion gallons of treated drinking water. Additionally, lead pipes and fixtures, which were commonly installed through the mid-20th century, are still in service in some cities. The American Water Works Association estimated that the need for buried drinking water infrastructure in the U.S. through 2050 totals nearly $1.7 trillion, about 54% of which is needed for replacement of existing infrastructure and the balance being necessary to accommodate population growth and migration over that period. ASCE gave the U.S. wastewater infrastructure a grade of D+ and, in 2017, estimated that 56 million new users would be connected to centralized treatment systems over the next 15 years requiring at least $271 billion to meet current and future demands and to upgrade existing infrastructure. Likewise, the ASCE grades the U.S. surface transportation (roads, bridges, and transit) infrastructure D/C+/D- and has identified over $1 trillion in additional spending needed to repair and upgrade existing structures as well as construction of new facilities to accommodate growth through 2025. As the leader in our respective markets serving the water related infrastructure industry, we believe we are well positioned to benefit from this much needed spending to repair and upgrade U.S. infrastructure.

Public Spending on Transportation and Water Infrastructure, 1956 to 2017

Residential Construction

Residential construction includes single family homes and multi-family units such as apartments and condominiums. In this end market, our products are primarily used during the new lot development phase of construction. New residential housing starts provide a strong leading indicator of increased activity in the residential construction market for water transmission, wastewater and drainage systems.

Demand for residential construction is influenced by demographic and population shifts, mortgage interest rates, and the ability of builders to obtain skilled labor. U.S. residential new construction peaked in 2006 before experiencing a downturn from 2007 to 2011. Since 2011, the recovery of residential new construction has translated into increased demand for our products and we believe we are well-positioned to capitalize as and to the extent this trend continues. According to the U.S. Census Bureau and the U.S. Department of Housing and Urban Development, in 2019, total annual housing starts in the United States increased to 1.3 million, an increase of 3.2% above 2018 housing starts and well below the long-term average of 1.43 million. Since 1974, annual additions to the housing supply exceeded household growth by an average of 30% to accommodate replacement of older units, demand for second homes, geographic shifts in the population, and a normal amount of vacancies. However, for most of the last decade, housing production has barely kept pace with household formation. We believe this indicates there is significant pent up demand for housing and that the market will see continued growth. The Joint Center for Housing Studies of Harvard University estimates annual construction should now be on the order of 1.5 million units, or about 210,000 higher than in 2019.

Non-Residential Construction

Non-residential construction includes all privately financed construction other than residential structures. Revenues in this end-market are driven largely by new United States non-residential construction, for which demand is generally driven by job growth, vacancy rates, private infrastructure needs and demographic trends. Our products in this end market tend to be utilized primarily in shopping centers and similar types of suburban development as opposed to development of large office buildings, and we believe that the demand for suburban development should be stable to growing over the short to medium term. The supply of non-residential construction projects is also affected by the availability and cost of funding.

Our History

Our business originally represented the building products business of HeidelbergCement AG in the United States and Eastern Canada. On March 13, 2015, through an indirect wholly owned subsidiary, Lone Star acquired the building products business of HeidelbergCement AG in the United States and Eastern Canada, or the Acquisition. We are a holding company incorporated in Delaware in 2016. We are controlled by Lone Star and have a relatively short operating history as a stand-alone company. See Note 1, Organization and description of the business, in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year-ended December 31, 2019.

Recent Developments

On July 16, 2020, certain subsidiaries of Forterra completed the issuance and sale of $500.0 million aggregate principal amount of senior secured notes due July 15, 2025. The notes have a fixed annual interest rate of 6.50%, which will be paid semi-annually on January 15 and July 15 of each year. We used the net proceeds from this offering to repay $492.5 million of the principal amount outstanding under our senior secured term loan at par, plus accrued interest. On June 17, 2020, we also amended the Revolver to increase the capacity from $300 million to $350 million and extend the maturity from 2021 to 2025. For additional information regarding the terms of the notes and the related indenture and the amendment to the Revolver, see our Current Reports on Form 8-K filed with the SEC on July 17, 2020 and June 18, 2020, respectively, and incorporated herein by reference.

On September 10, 2020, the Company announced that a neutral accounting arbitrator determined that the Company did not owe any amount to HeidelbergCement, A.G. with respect to the pending arbitration proceeding related to an earnout provision in the purchase agreement relating to the 2015 acquisition of certain businesses now owned by the Company from Heidelberg.

On September 11, 2020, the Company delivered notice to the administrative agent for its senior term loan regarding the voluntary prepayment of an aggregate of $100.0 million outstanding under the senior term loan to be made on September 17, 2020. Following this prepayment and the settlement of another $16.0 million the Company has contracted to repurchase, the Company will have voluntarily prepaid approximately $139.2 million under the senior term loan in 2020 and the outstanding balance will be approximately $485.4 million.

THE OFFERING

Common stock offered by the selling stockholder	10,000,000 shares

Common stock outstanding immediately before and after this offering	65,445,680 shares

Option to purchase additional shares	The selling stockholder has also granted the underwriters an option for a period of 30 days to purchase up to an additional 1,500,000 shares of common stock.

Use of proceeds	The selling stockholder will receive all net proceeds from the sale of the shares of common stock to be sold in this offering, and we will not receive any of the proceeds. See “Use of Proceeds,” “Selling Stockholder.”

Nasdaq symbol	“FRTA”

Risk factors	Investment in our common stock involves substantial risks. You should read this prospectus and any document incorporated by reference carefully, including the section entitled “Risk Factors” and the consolidated financial statements and the related notes to those statements included elsewhere in this prospectus and incorporated by reference herein before investing in our common stock.

Unless otherwise indicated, information in this prospectus supplement:

•	is based upon 65,445,680 shares of common stock outstanding as of September 11, 2020;

•	assumes no exercise of the underwriters’ option to purchase up to an additional 1,500,000 shares of our common stock from the selling stockholder;

•	assumes no exercise of options to purchase 3,291,711 shares of our common stock outstanding as of September 11, 2020, with a weighted average exercise price of $6.48; and

•	assumes no issuances of additional options to purchase shares of our common stock or other equity-based awards under our stock incentive plan.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks, uncertainties and other factors described in this prospectus, the 2019 10-K, our Quarterly Report on Form 10-Q for the three months ended June 30, 2020, or the Q2 Form 10-Q, and in the other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any related free writing prospectus. Further, the COVID-19 pandemic may amplify many of the risks discussed below and in the 2019 10-K to which we are subject and, given the unpredictable, unprecedented and fluid nature of the pandemic, it may materially and adversely affect us in ways that are not anticipated by or known to us or that we do not consider to present significant risk. If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price of our securities could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see “Where You Can Find More Information” in the accompanying base prospectus. Please also read carefully the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in the accompanying base prospectus.

Risks Related to This Offering and Ownership of Our Common Stock

The offering price per share of our common stock offered by this prospectus supplement may not accurately reflect the value of your investment.

The offering price per share of our common stock offered by this prospectus was negotiated between Lone Star and the underwriters. Factors considered in determining the price of our common stock include:

•	the history and prospects of companies whose principal business is the manufacturing and sale of pipe and precast products;

•	market valuations of those companies;

•	our capital structure;

•	general conditions of the securities markets at the time of this offering; and

•	other factors that Lone Star and the underwriters deemed relevant.

The offering price may not accurately reflect the value of our common stock and may not be realized upon any subsequent disposition of the shares.

The trading price of our common stock has been and may in the future be volatile and could decline substantially.

The market price of our common stock may be highly volatile and subject to wide fluctuations.

Some of the factors that could negatively affect the market price of our common stock or result in significant fluctuations in price, regardless of our actual operating performance, include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in market valuations of similar companies;

•	changes in the markets in which we operate;

•	additions or departures of key personnel;

•	actions by stockholders, including the sale by Lone Star of any of its shares of our common stock;

•	speculation in the press or investment community;

•	general market, economic and political conditions, including an economic slowdown;

•	uncertainty regarding economic events, including in Europe in connection with the United Kingdom’s departure from the European Union;

•	changes in interest rates;

•	our operating performance and the performance of other similar companies;

•	our ability to accurately project future results and our ability to achieve those and other industry and analyst forecasts; and

•	new legislation or other regulatory developments that adversely affect us, our markets or our industry.

Furthermore, at times, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry, and often occurs without regard to the operating performance of the affected companies. Therefore, factors that have little or nothing to do with us could cause the price of our common stock to fluctuate, and these fluctuations or any fluctuations related to our company could cause the market price of our common stock to decline materially.

The coverage of our business or our common stock by securities or industry analysts or the absence thereof could adversely affect our stock price and trading volume.

The trading market for our common stock is influenced in part by the research and other reports that industry or securities analysts may publish about us or our business. We currently have, but may not be able to continue, research coverage by industry or financial analysts. If analysts do not continue coverage of us, the trading price and volume of our stock would likely be negatively impacted. Even if analyst coverage continues, if we fail to meet analyst expectations or one or more of the analysts who cover us downgrade our stock, or if analysts issue other unfavorable commentary or inaccurate research, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Lone Star may have conflicts of interest with other stockholders and may limit your ability to influence corporate matters.

Lone Star beneficially owns approximately 68.9% of our outstanding common stock, and following completion of this offering, is expected to beneficially own approximately 53.6% of our outstanding shares of common stock (or 51.4% if the underwriters fully exercise their option to purchase 1,500,000 additional shares). As a result of this concentration of stock ownership, Lone Star acting on its own has sufficient voting power to effectively control all matters submitted to our stockholders for approval, including director elections and proposed amendments to our bylaws or certificate of incorporation. Five of the nine members of our board of directors are employees or affiliates of Lone Star.

In addition, this concentration of ownership may delay or prevent a merger, consolidation or other business combination or change in control of our company and make some transactions that might otherwise give investors the opportunity to realize a premium over the then-prevailing market price of our common stock more difficult or impossible without the support of Lone Star. Because we have opted out of Section 203 of the Delaware General Corporation Law, or the DGCL, regulating certain business combinations with interested stockholders, Lone Star may transfer control of us to a third party by transferring its common stock without the approval of our board of directors or other stockholders, which may limit the price that investors are willing to pay in the future for shares of our common stock. The interests of Lone Star may not always coincide with our interests as a company or the interests of other stockholders. Accordingly, Lone Star could cause us to enter into transactions or agreements of which investors would not approve or make decisions with which investors would disagree. This concentration of ownership may also adversely affect our share price.

Lone Star is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, although it does not currently hold any such interests. Lone Star may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. In recognition that principals, members, directors, managers, partners, stockholders, officers, employees and other representatives of Lone Star and its affiliates and investment funds may serve as our directors or officers, our amended and restated certificate of incorporation provides, among other things, that none of Lone Star or any principal, member, director, manager, partner, stockholder, officer, employee or other representative of Lone Star has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any of these persons or entities acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and these persons and entities will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for themselves or direct such opportunity to another person. These potential conflicts of interest could have a material adverse effect on our business, financial condition and results of operations if, among other things, attractive corporate opportunities are allocated by Lone Star to themselves or their other affiliates.

Lone Star may also have conflicts of interest with the Company and other stockholders as a result of its status as a party to the tax receivable agreement. For example, the tax receivable agreement entered into with Lone Star at the time of our initial public offering gives us the right to terminate the tax receivable agreement with approval of a majority of our independent directors and with Lone Star’s consent by making a payment equal to the present value of future payments under the tax receivable agreement (based on certain assumptions and deemed events in the agreement, including those relating to our and our subsidiaries’ future taxable income). Lone Star may determine to withhold its consent to terminate the tax receivable agreement at a time when such a termination would be favorable to us and the other stockholders. Furthermore, the tax receivable agreement prohibits us from settling any tax audit without Lone Star’s consent (not to be unreasonably withheld, conditioned or delayed) if the outcome of the audit is reasonably expected to affect Lone Star’s rights under the tax receivable agreement. Therefore, Lone Star may determine to withhold consent to a settlement that reduces the payments Lone Star will receive under the tax receivable agreement, even though the settlement might be favorable to us and our stockholders.

We are a “controlled company” within the meaning of Nasdaq rules and, as a result, qualify for, and are relying on, exemptions from certain corporate governance requirements.

Lone Star controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq corporate governance standards. Under the relevant Nasdaq rules, a company of which more than 50% of the voting power is held by a person or group is a “controlled company” and need not comply with certain requirements, including the requirement that a majority of the board of directors consist of independent directors and the requirements that the compensation and nominating and corporate governance committees be composed entirely of independent directors. We are utilizing these exemptions and, for so long as Lone Star controls a majority of the voting power of our outstanding common stock, we intend to continue to utilize these exemptions. As a result, among other things, we do not have a majority of independent directors and our compensation and nominating and corporate governance committees do not consist entirely of independent directors. Accordingly, investors will not have the same protections afforded to stockholders of companies that are subject to all of the applicable Nasdaq corporate governance requirements.

Future sales of our common stock in the public market could cause our stock price to fall.

Lone Star beneficially owns approximately 68.9% of our outstanding shares of common stock, and following completion of this offering, is expected to beneficially own approximately 53.6% of our outstanding shares of common stock (or 51.4% if the underwriters fully exercise their option to purchase 1,500,000 additional shares). The shares held by Lone Star and all shares held by our affiliates are eligible for resale in the public market, subject to applicable securities laws, including the Securities Act of 1933, as amended, or the Securities Act. In December 2019 we registered the shares of common stock beneficially owned by Lone Star pursuant to the terms of a registration rights agreement and these shares are now generally freely tradeable in the public market, subject to applicable securities laws. Unless the shares owned by any of our other affiliates are registered under the Securities Act, these shares may only be resold into the public markets in accordance with the requirements of an exemption from registration or safe harbor, including Rule 144 and the volume limitations, manner of sale requirements and notice requirements thereof. Any sale by Lone Star or other affiliates or any perception in the public markets that such a transaction may occur could cause the market price of our common stock to decline materially.

We have issued, and in the future we expect to issue, options, restricted stock and other forms of stock-based compensation, which have the potential to dilute stockholder value and cause the price of our common stock to decline.

We have issued, and in the future expect to issue, stock based awards, including stock options, restricted stock and other forms of stock-based compensation to our independent directors, officers and employees. If any options that we have issued or may issue are exercised, or any restricted stock or other awards that we have issued or may issue vests, and the shares of common stock are sold into the public market, the market price of our common stock may decline. In addition, the availability of shares of common stock for award under our equity incentive plan, or the grant of stock options, restricted stock or other forms of stock-based compensation, may adversely affect the market price of our common stock.

We have no present intention to pay dividends on our common stock.

We have no present intention to pay dividends on our common stock. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, projections, liquidity, earnings, legal requirements, restrictions in our credit facility and agreements governing any other indebtedness we may enter into and other factors that our board of directors deems relevant. Accordingly, holders of our common stock may need to sell their shares to realize a return on their investment and may not be able to sell their shares at or above the price they paid.

Our ability to raise capital in the future may be limited.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. However, any sale or perception of a possible sale by Lone Star, and any related decline in the market price of our common stock, could impair our ability to raise capital. Separately, additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

We are a holding company and depend on the cash flow of our subsidiaries.

We are a holding company with no material assets other than the equity interests of our subsidiaries. Our subsidiaries conduct substantially all of our operations and own substantially all of our assets and intellectual property. Consequently, our cash flow and our ability to meet our obligations and pay any future dividends to our stockholders depends upon the cash flow of our subsidiaries and their ability to make payments, directly or indirectly, to us in the form of dividends, distributions and other payments. Any inability on the part of our subsidiaries to make payments to us could have a material adverse effect on our business, financial condition and results of operations.

Provisions of our amended and restated governing documents, Delaware law and other documents could discourage, delay or prevent a merger or acquisition at a premium price.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change of control or changes in our management. For example, our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:

•

permit us to issue, without stockholder approval, preferred stock in one or more series and, with respect to each series, fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series;

•	prevent stockholders from calling special meetings;

•	restrict the ability of stockholders to act by written consent after such time as Lone Star owns less than a majority of our common stock;

•	limit the ability of stockholders to amend our certificate of incorporation and bylaws;

•	require advance notice for nominations for election to the board of directors and for stockholder proposals;

•	do not permit cumulative voting in the election of our directors, which means that the holders of a majority of our common stock may elect all of the directors standing for election; and

•	establish a classified board of directors with staggered three-year terms (which will be phased out over the next three annual meetings of stockholders).

These provisions may discourage, delay or prevent a merger or acquisition of our company, including a transaction in which the acquirer may offer a premium price for our common stock.

Our amended and restated certificate of incorporation includes an exclusive forum clause, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or our certificate of incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware); in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. The exclusive forum clause may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. It is also possible that, notwithstanding such exclusive forum clause, a court could rule that such a provision is inapplicable or unenforceable.

Our internal control over financial reporting may not be effective, and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a material adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our control over financial reporting. Our independent registered public accounting firm is also required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404.

Although we currently do not have any material weaknesses in our internal control over financial reporting, we have historically experienced such material weaknesses. To remediate our prior material weaknesses we have needed to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff, and we may need to do so in the future to maintain the effectiveness of our internal control over financial reporting and other controls. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

USE OF PROCEEDS

The selling stockholder will receive all net proceeds from the sale of the shares of common stock offered by this prospectus supplement. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

SELLING STOCKHOLDER

The following table sets forth the name of the selling stockholder, the number of shares of our common stock and the percentage of our common stock beneficially owned by the selling stockholder prior to this offering, the number of shares that may be offered under this prospectus supplement by the selling stockholder, and the number of shares of our common stock and the percentage of our common stock to be beneficially owned by the selling stockholder after completion of this offering, with and without exercise of the underwriters’ option to purchase 1,500,000 additional shares, in each case based on 65,445,680 shares of common stock outstanding as of September 11, 2020 and assuming that the 10,000,000 shares offered hereunder are sold as contemplated herein.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After this Offering Assuming No Exercise of the Underwriters’ Option		Shares Beneficially Owned After this Offering Assuming Full Exercise of the Underwriters’ Option
Name	Number	Percentage	Number	Percentage	Number	Percentage
Forterra US Holdings, LLC(1)(2)	45,107,250	68.9%	35,107,250	53.6%	33,607,250	51.4%

(1)

Forterra US Holdings, LLC, a Delaware limited liability company, is wholly owned by LSF9 Stardust Holdings, L.P., a Bermuda exempted limited partnership, which is controlled by its general partner, LSF9 Stardust GP, LLC, a Delaware limited liability company, which is wholly owned by Lone Star Fund IX (U.S.), L.P., a Delaware limited partnership, which is controlled by its general partner, Lone Star Partners IX, L.P., a Bermuda exempted limited partnership, which is controlled by its general partner, Lone Star Management Co. IX, Ltd., a Bermuda limited exempted company, which is controlled by its sole owner (shareholder) John P. Grayken. The address for such persons is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204.

(2)

Each of Messrs. Richard “Chip” Cammerer, Jr., Rafael Colorado, Chad Lewis, Maureen Harrell and Chris Meyer is a member of our board of directors and own direct non-controlling interests in Forterra US Holdings, LLC, and therefore expressly disclaims any beneficial ownership of our common stock owned by Forterra US Holdings, LLC.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of our common stock by a non-U.S. holder (as defined below). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary is limited to beneficial owners of our common stock that purchased our common stock in this offering for cash and that hold such common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation and does not deal with any U.S. federal tax consequences other than income taxes (such as estate and gift tax consequences), the Medicare contribution tax on net investment income or any state, local or non-U.S. tax consequences. In addition, this summary does not address all U.S. federal income tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•

brokers and dealers in securities, currencies or commodities, banks and financial institutions, regulated investment companies, real estate investment trusts, U.S. expatriates, tax-exempt entities, governmental organizations, qualified foreign pension funds (and entities all of the interests of which are held by a qualified foreign pension fund), traders in securities that elect to use a mark-to-market method of accounting for their securities, controlled foreign corporations, passive foreign investment companies or insurance companies;

•

persons holding shares of our common stock as part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell shares of our common stock under the constructive sale provisions of the Code;

•	persons that will hold our common stock in an individual retirement account, 401(k) plan or similar tax-favored account;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities;

•	persons required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such income being included in an applicable financial statement;

•	persons that own or are deemed to own, actually or constructively, more than 5% of our common stock for U.S. federal income tax purposes; or

•	persons subject to alternative minimum tax.

If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, certain determinations made at the partner level and the activities of the partnership. If you are a partner of a partnership considering an investment in shares of our common stock, you should consult your tax advisor.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You should consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws), under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

For purposes of this summary, a “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The term “non-U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Distributions

Distributions on our common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, a distribution on a share of our common stock will be treated first as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in such share of our common stock, determined separately for each share, and thereafter as capital gain from the sale or exchange of such share. See “—Sale or Other Taxable Dispositions of our Common Stock.”

Except as described in the next paragraph and subject to the discussions below of backup withholding and FATCA (as defined below), withholding of U.S. federal income tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty) will generally apply to the gross amount of any dividends paid to a non-U.S. holder with respect to the shares of our common stock. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to the applicable withholding agent a validly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form) properly certifying such non-U.S. holder’s qualification for the reduced rate (or, if shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations). These forms may need to be periodically updated. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Unless an applicable income tax treaty provides otherwise, if a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the shares of our common stock are effectively connected with such non-U.S. holder’s United States trade or business, the non-U.S. holder generally will be exempt from U.S. federal withholding tax if it furnishes to the applicable withholding agent a validly executed IRS Form W-8ECI (or suitable successor or substitute form). However, such dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person for U.S. federal income tax purposes, and such non-U.S. holder will be required to file a U.S. federal income tax return. In addition, a non-U.S. holder that is a corporation for U.S. federal income tax purposes may be subject to a branch profits tax on its effectively connected earnings and profits (subject to adjustments) at a 30% rate or such lower rate as specified by an applicable income tax treaty.

Sale or Other Taxable Disposition of our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, any gain recognized by a non-U.S. holder upon the sale or other taxable disposition of shares of our common stock will not be subject to U.S. federal income tax or withholding tax with respect to such gain unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” during the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period and certain other requirements are satisfied. We believe that we have not been and are not currently, and, although there can be no assurance, we do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

Unless an applicable income tax treaty provides otherwise, a non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on any net gain derived from the sale or other taxable disposition at the regular graduated rates generally in the same manner as a U.S. person, and such non-U.S. holder will be required to file a U.S. federal income tax return. To claim the benefit of a treaty, a non-U.S. holder must properly submit to the applicable withholding agent a validly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form) properly certifying such non-U.S. holder’s qualification for the treaty benefits (or, if shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations). A non-U.S. holder that is a corporation for U.S. federal income tax purposes and is described in the first bullet point above may also be subject to a branch profits tax on its effectively connected earnings and profits (subject to adjustments) at a 30% rate, or such lower rate if so specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or a lower applicable income tax treaty rate) on any gain derived from the taxable disposition, which may be offset by certain U.S. source capital losses (even though such holder is not considered a resident of the United States), provided such non-U.S. holder has timely filed U.S. federal income tax returns properly reporting such losses.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of distributions paid on our common stock to the non-U.S. holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is organized under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends that we make to the non-U.S. holder if the non-U.S. holder certifies under penalty of perjury that it is not a U.S. person, generally by furnishing a validly executed IRS Form W-8 (such as an IRS Form W-8BEN, W-8BEN-E or W-8ECI), or the non-U.S. holder otherwise establishes an exemption. A non-U.S. holder generally will be subject to information reporting and backup withholding with respect to the proceeds of the sale or other taxable disposition of shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor receives the certification described above or the non-U.S. holder otherwise establishes an exemption. Proceeds from the sale or other taxable disposition of shares of our common stock by a non-U.S. holder paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker without specified connections to the United States generally will not be subject to information reporting or backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (which we refer to as “FATCA”) provides that a 30% withholding tax will be imposed on certain payments (including dividends paid on our common stock) made to a foreign financial institution or non-financial foreign entity (each as specifically defined in the Code, and whether as a beneficial owner or intermediary) if such entity fails to satisfy certain disclosure, reporting and withholding rules or otherwise qualify for an exemption from these rules. FATCA generally requires that (i) in the case of a foreign financial institution, the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, then pursuant to an agreement between it and the United States Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident or organized and the United States Treasury, it must, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Pursuant to proposed regulations, the United States Treasury has eliminated the requirements under FATCA of withholding on gross proceeds from the sale or other taxable disposition of relevant financial instruments, including our common stock. The United States Treasury has indicated that taxpayers may rely on these proposed regulations until such regulations are revoked or final regulations are issued.

Investors should consult their tax advisors regarding FATCA and the regulations thereunder.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its tax advisor as to particular tax consequences to it of purchasing, holding and disposing of shares of our common stock, including the applicability and effect of any U.S. federal, state, local or non-U.S. tax laws any applicable tax treaty.

UNDERWRITING

The Company, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Credit Suisse Securities (USA) LLC, BofA Securities, Inc. and Citigroup Global Markets Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Credit Suisse Securities (USA) LLC	2,631,674
BofA Securities, Inc.	2,126,605
Citigroup Global Markets Inc.	2,126,605
Deutsche Bank Securities Inc.	1,038,372
RBC Capital Markets, LLC	1,038,372
Truist Securities, Inc.	1,038,372

Total	10,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 1,500,000 shares from the selling stockholder to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,500,000 additional shares.

Paid by the Selling Stockholder	No Exercise	Full Exercise
Per Share	$0.675	$0.675
Total	$6,750,000	$7,762,500

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.3848 per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and subject to the underwriters’ right to reject any order in whole or in part.

The Company and the selling stockholder and certain other parties have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus supplement except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

The Company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no common shares (the “Shares”) have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of Shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

Each Underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the selling stockholder; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $0.5 million.

The Company and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

EXPERTS

The consolidated financial statements of Forterra, Inc. appearing in Forterra, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Forterra, Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Concrete Pipe & Precast, LLC as of December 31, 2019 and 2018, and for the three years ended December 31, 2019, included in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, have been so incorporated in this prospectus in reliance on the reports of Moss Adams LLP, independent auditor, given on the authority of said firm as experts in auditing and accounting.

Forterra, Inc.

45,107,250 Shares

Common Stock

The selling stockholder identified in this prospectus may offer and sell, from time to time, in one or more offerings, up to 45,107,250 shares of our common stock. You should carefully read this prospectus and any accompanying prospectus supplement before you decide to invest in any of these securities.

The distribution of the common stock by the selling stockholder may be effected from time to time by a variety of methods, including:

•	in underwritten public offerings;

•	in ordinary brokerage transactions on securities exchanges, including the Nasdaq Global Select Market;

•	to or through brokers or dealers who may act as principal or agent; or

•	in one or more negotiated transactions at prevailing market prices or negotiated prices.

The brokers or dealers through or to whom the shares of common stock may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, as amended, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement. See “Plan of Distribution” for a further description of how the selling stockholder may dispose of the shares covered by this prospectus.

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “FRTA.” We are a “smaller reporting company” under applicable Securities and Exchange Commission rules and are therefore subject to reduced public company reporting requirements. On December 12, 2019, the last reported sales price of a share of our common stock on the Nasdaq was $10.57.

Investing in our common stock involves risk. Before making a decision to invest in our common stock, you should carefully consider the matters described under “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 27, 2019.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholder may sell certain shares of our common stock in one or more offerings. When the selling stockholder sells shares of common stock under this shelf registration process, we may provide a prospectus supplement that will contain more specific information about the terms of such offering. The prospectus supplement may also add to, update or change any of the information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement, as well as the information incorporated in this prospectus or any accompanying prospectus supplement by reference. See “Incorporation of Certain Information by Reference.” Any information in any accompanying prospectus supplement or any subsequent material incorporated herein or therein by reference will supersede the information in this prospectus or any earlier prospectus supplement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is hereby made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus or any prospectus supplement, including information incorporated by reference herein or therein, or any free writing prospectus that we have specifically referred you to. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder will not make an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference herein or therein is accurate as of any date other than the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

As used in this prospectus and any accompanying prospectus supplement, unless the context otherwise indicates, references to “our,” “we,” “us,” the “Company,” “Forterra,” “FRTA” and “our business” refer to Forterra, Inc. together with its consolidated subsidiaries. As used in this prospectus and any accompanying prospectus supplement, unless the context otherwise indicates, references to “Lone Star” refer to Lone Star Fund IX (U.S.), L.P. along with its affiliates and associates (excluding us and other companies that it or they own as a result of their investment activities).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and any document incorporated by reference herein or therein may include “forward-looking statements,” which reflect our current views about future events and financial results. We have made these statements in reliance on the safe harbor created by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act). These forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity, capital resources and other financial and operating information. We have used the words “approximately,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” and similar terms and phrases to identify forward-looking statements. All of our forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we are expecting, including:

•	the level of construction activity, particularly in the residential construction and non-residential construction markets;

•	government funding of infrastructure and related construction activities;

•	the highly competitive nature of our industry and our ability to effectively compete;

•	the availability and price of the raw materials we use in our business;

•	our dependence on key customers and the absence of long-term agreements with these customers;

•	the level of construction activity in Texas;

•	disruption at one or more of our manufacturing facilities or in our supply chain;

•	construction project delays and our inventory management;

•	our ability to successfully integrate acquisitions;

•	energy costs;

•	labor disruptions and other union activity;

•	a tightening of mortgage lending or mortgage financing requirements;

•	the ability to implement our growth strategy;

•	our current dispute with HeidelbergCement related to the payment of an earnout;

•	compliance with environmental laws and regulations;

•	changes in tax laws could adversely affect us;

•	compliance with health and safety laws and regulations and other laws and regulations to which we and our products are subject;

•	our dependence on key executives and key management personnel;

•	our ability and that of our customers with which we work to retain and attract additional skilled and non-skilled technical or sales personnel;

•	credit and non-payment risks of our customers;

•	warranty and related claims;

•	legal and regulatory claims;

•	the seasonality of our business and its susceptibility to adverse weather;

•	our contract backlog;

•	our ability to maintain sufficient liquidity and ensure adequate financing or guarantees for large projects;

•	delays or outages in our information technology systems and computer networks;

•	security breaches in our information technology systems and other cybersecurity incidents; and

•	the other matters described in “Risk Factors” in this prospectus, any accompanying prospectus supplement and in our filings with the SEC incorporated herein or therein by reference.

The forward-looking statements contained in this prospectus, any accompanying prospectus supplement and any document incorporated by reference herein or therein are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control, as well as other factors described in “Risk Factors” in this prospectus, any accompanying prospectus supplement and any document incorporated by reference herein or therein. Additional factors or events that could cause our actual results to differ may also emerge from time to time, and it is not possible for us to predict all of them. Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. You should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this prospectus or any accompanying prospectus supplement and any document incorporated by reference speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

Industry and Market Data

Market data and industry forecasts appear throughout this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein. Unless otherwise indicated, statements in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein concerning our industry and the markets in which we operate, including our general expectations, competitive position, business opportunity and market size, growth and share, are based on information obtained from publicly available information, reports of government agencies and published industry sources.

Data regarding the industries in which we compete and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe that they generally indicate size and position and market share within these industries. We have not independently verified market data and industry forecasts provided by any of the third-party sources referred to in this prospectus, any accompanying prospectus supplement or any document incorporated by reference, although we believe such market data and industry forecasts are reliable. This information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in surveys of market size.

Management estimates are derived from the information referred to above, as well as our internal research, calculations and assumptions made by us based on our analysis of such information and data and our knowledge of our industries and markets. We believe these estimates to be accurate as of the date of this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein, as applicable. As a result, you should be aware that market, ranking and other similar industry data included in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein, and estimates and beliefs based on that data, may not be reliable, and we cannot guarantee the accuracy or completeness of any such information. Assumptions, expectations and estimates of our future performance and the future performance of the industries and markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov. Such documents, reports and information are also available on our website: http://investors.forterrabp.com/financial-information/sec-filings. Information on our website does not constitute part of this prospectus or any accompanying prospectus supplement.

This prospectus is part of a registration statement we have filed with the SEC under the Securities Act. The registration statement, including the exhibits incorporated by reference herein, contains additional relevant information about us and the securities described in this prospectus. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus. For further information about us and our common stock, you should refer to the registration statement, including all amendments and exhibits thereto, any prospectus supplement filed subsequent thereto and the documents incorporated by reference herein and therein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below and any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the initial filing of the registration statement of which this prospectus forms a part until all of the securities offered in this prospectus are sold; provided, however, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 12, 2019;

•

the information included in our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 19, 2019, to the extent incorporated by reference in Part III of our Annual Report on Form 10-K for the year ended December 31, 2018;

•

our Quarterly Report on Form 10-Q for the quarters ended March  31, 2019, June  30, 2019, and September 30, 2019, as filed with the SEC on May 7, 2019, August 6, 2019, and November 5, 2019, respectively;

•	our Current Reports on Form 8-K filed on January 14, 2019, March 1, 2019, March 25, 2019, May 23, 2019, and June 24, 2019 (excluding Item 7.01 thereof); and

•

the description of our common stock contained in our registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended, and on Form 8-A filed on October 14, 2016, including any amendments or reports filed for the purpose of updating the description.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a document incorporated by reference in this prospectus modifies or supersedes the statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

Forterra, Inc.

511 E. John Carpenter Freeway, Suite 600

Irving, Texas 75062

Attention: Investor Relations

(469) 458-7973

PROSPECTUS SUMMARY

This prospectus summary highlights certain information about our company and other information contained elsewhere in this prospectus or in documents incorporated by reference. This summary does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, any prospectus supplement, including the section entitled “Risk Factors” and the documents incorporated by reference into this prospectus and any prospectus supplement, before making an investment decision.

Our Company

We are a manufacturer of pipe and precast products in the United States and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution and drainage.

Our manufacturing and distribution network allows us to serve most major United States and Eastern Canadian markets. We operate 78 manufacturing facilities and currently have additional manufacturing capacity available in both of our operating segments, providing room to increase production to meet short-cycle demand with minimal incremental investment. These facilities and our distribution network provide us with a local presence and the necessary proximity to our customers to minimize delivery time and distribution costs.

We manufacture both water drainage pipe and precast structures (used primarily for storm water and drainage applications) and water transmission and distribution pipe (used primarily to transport potable water and as a component of wastewater systems) and believe our complementary product portfolio is well positioned to serve both the storm water and wastewater infrastructure market and the potable water transmission and distribution market. We believe that our exposure to each of the residential, non-residential and infrastructure end-markets will allow us to benefit from both secular and cyclical growth across each of these end-markets. The residential, non-residential and infrastructure end markets in the United States and Eastern Canada have different growth drivers and operating dynamics, and the cyclical performance of these markets has historically been staggered during different stages of the broader economic cycle.

Our organic growth strategy is focused on leveraging our operations, customer service and product innovation capabilities, as well as our product breadth and scale, to sell our products to existing customers, to increase penetration and project wins and to gain market share through new customers. Operationally, we continue to focus on efficiency and productivity improvements to reduce costs and drive margin improvements. We continuously evaluate our existing business and acquisition opportunities to complement our organic growth or enhance our scale, geographic footprint and product portfolio while simultaneously considering and making strategic divestitures or changes in our manufacturing footprint to optimize our portfolio.

Our History

Our business originally represented the building products business of HeidelbergCement AG in the United States and Eastern Canada. On March 13, 2015, through an indirect wholly owned subsidiary, Lone Star acquired our business along with certain other building products businesses of HeidelbergCement. Following our acquisition by Lone Star, we have completed a number of strategic transactions, including acquisitions expanding our size, scale and product offerings. These transactions included the acquisition of a number of sizeable regional businesses in the Drainage Pipe & Products segment as well as USP Holdings, Inc., or U.S. Pipe, the largest producer of ductile iron pipe in the United States, and Bio Clean Environmental Services, Inc., which expanded our product offerings into the stormwater management solutions business.

Corporate Information

Our corporate headquarters is located at 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, and our telephone number is (469) 458-7973. Our website address is www.forterrabp.com. Except for the documents incorporated by reference in this prospectus as described under the heading “Incorporation of Certain Information by Reference,” the information and other content contained on our website are not incorporated by reference and do not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks, uncertainties and other factors described under the heading “Risk Factors” in any prospectus supplement, together with all of the other information contained or incorporated by reference in this prospectus or any prospectus supplement. You should also consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement and any related free writing prospectus.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price of our securities could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see “Where You Can Find More Information.” Please also read carefully the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

The selling stockholder will receive all net proceeds from the sale of the shares of common stock offered by this prospectus and any accompanying prospectus supplement. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material provisions of our capital stock, as well as other material terms of our certificate of incorporation and bylaws, each as amended and restated. This summary does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information”.

General

Our authorized capital stock consists of 190,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Our amended and restated certificate of incorporation authorizes the issuance of up to 190,000,000 shares of common stock. All outstanding shares of common stock, including the shares of common stock to be sold in the offering contemplated by this prospectus and any prospectus supplement, are validly issued, fully paid and nonassessable.

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock will receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of or provision for any liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

Our amended and restated certificate of incorporation provides that our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock. Our board of directors may issue preferred stock in one or more series and determine the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon our preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of our common stock. Issuances of preferred stock could adversely affect the voting power of holders of our common stock and reduce the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. Any issuance of preferred stock could also have the effect of decreasing the market price of our common stock and could delay, deter or prevent a change in control of our company. Our board of directors does not presently have any plans to issue shares of preferred stock.

Limitations on Directors’ Liability

Our governing documents limit the liability of, and require us to indemnify, our directors to the fullest extent permitted by the Delaware General Corporation Law, or the DGCL. The DGCL permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of fiduciary duty. This limitation is generally unavailable for acts or omissions by a director which (i) were not in good faith, (ii) were the result of intentional misconduct or a knowing violation of law, (iii) the director derived an improper personal benefit from (such as a financial profit or other advantage to which the director was not legally entitled) or (iv) breached the director’s duty of loyalty. The DGCL also prohibits limitations on director liability under Section 174 of the DGCL, which relates to certain unlawful dividend declarations and stock repurchases. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the settlement costs and damage awards against directors and officers pursuant to these indemnification provisions.

We maintain insurance that insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers. We have also entered into indemnification agreements with our directors and executive officers.

Exclusive Forum Clause

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware); in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. See “Risk Factors—Our amended and restated certificate of incorporation includes an exclusive forum clause, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us” in our Annual Report on Form 10-K incorporated by reference in this prospectus.

Delaware Takeover Statute

Under our amended and restated certificate of incorporation, we have opted out of the provisions of Section 203 of the DGCL regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with a stockholder who owns 15% or more of our outstanding voting stock, or an “interested stockholder”, an affiliate of an interested stockholder or an associate of an interested stockholder, in each case for three years following the date that the stockholder became an interested stockholder.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have an Anti-Takeover Effect

Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire our company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our board of directors to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of our common stock.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer with the concurrence of a majority of the board of directors. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice procedures and provide us with certain information. Our amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Supermajority Voting for Amendments to Our Governing Documents

Any amendment to our amended and restated certificate of incorporation requires the affirmative vote of at least 66 2/3% of the voting power of all shares of our common stock then outstanding. Our amended and restated certificate of incorporation provides that the board of directors is expressly authorized to adopt, amend or repeal our bylaws and that our stockholders may amend our bylaws only with the approval of at least 66 2/3% of the voting power of all shares of our common stock then outstanding.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. The members of each class serve for a three-year term. Beginning with the 2020 annual meeting of stockholders, directors of each class the term of which shall then expire shall be elected to hold office for a one-year term. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation provides that the number of directors will be fixed from time to time pursuant to a resolution adopted by the board of directors, but must consist of not less than two or more than 15 directors.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws provide that (i) prior to the date on which Lone Star and its affiliates cease to beneficially own, in the aggregate, at least a majority of the voting power of all outstanding shares entitled to vote generally in the election of directors, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and (ii) on and after the date Lone Star and its affiliates cease to beneficially own, in the aggregate, at least a majority of the voting power of all outstanding shares entitled to vote generally in the election of directors, directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated certificate of incorporation and amended and restated bylaws also provide that any newly created directorships and any vacancies on our board of directors will be filled only by the affirmative vote of the majority of remaining directors.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws preclude stockholder action by written consent after the date on which Lone Star and its affiliates cease to beneficially own, in the aggregate, at least a majority of the voting power of all outstanding shares of our stock entitled to vote generally in the election of directors.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breaches of fiduciary duties. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that eliminate, to the extent allowable under the DGCL, the personal liability of officers and directors for monetary damages for actions taken as an officer or director, as the case may be. Our organizational documents also provide that we must indemnify and advance reasonable expenses to our officers and directors to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance for our officers and directors as well as certain employees for certain liabilities.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against officers and directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit our company and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

There is currently no pending litigation or proceeding involving any of our officers, directors or employees for which indemnification is being sought.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the Nasdaq Global Select Market, or Nasdaq, listing rules require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. No assurances can be given that our shares will remain so listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. As discussed above, our board of directors has the ability to issue preferred stock with voting rights or other preferences, without stockholder approval. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Corporate Opportunities and Transactions with Lone Star

In recognition that principals, members, directors, managers, partners, stockholders, officers, employees and other representatives of Lone Star may serve as our directors or officers, and that Lone Star and its affiliates

(other than us) and affiliated investment funds, collectively, the Lone Star Entities, may engage in similar activities or lines of business that we do, our amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and the Lone Star Entities. Specifically, none of the Lone Star Entities or any principal, member, director, manager, partner, stockholder, officer, employee or other representative of the Lone Star Entities has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any Lone Star Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in the corporate opportunity, and no Lone Star Entity will have any duty to communicate or offer the corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if one of our directors or officers who is also a principal, member, director, manager, partner, stockholder, officer, employee or other representative of any Lone Star Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and a Lone Star Entity, we will not have any expectancy in the corporate opportunity unless the corporate opportunity is expressly offered to the person solely in his or her capacity as one of our directors or officers. See “Risk Factors” in our Annual Report on Form 10-K incorporated by reference in this prospectus.

In recognition that we may engage in material business transactions with the Lone Star Entities, from which we are expected to benefit, our amended and restated certificate of incorporation provides that any of our directors or officers who are also principals, members, directors, managers, partners, stockholders, officers, employees or other representatives of any Lone Star Entity will have fully satisfied and fulfilled his or her fiduciary duty to us and our stockholders with respect to such transaction, if:

•

the transaction was approved, after being made aware of the material facts of the relationship between each of us or one of our subsidiaries and the Lone Star Entity and the material terms and facts of the transaction, by (1) an affirmative vote of a majority of the members of our board of directors who do not have a material financial interest in the transaction, or disinterested persons or (2) an affirmative vote of a majority of the members of a committee of our board of directors consisting of members who are disinterested persons;

•	the transaction was fair to us at the time we entered into the transaction; or

•

the transaction was approved by an affirmative vote of the holders of a majority of shares of our common stock entitled to vote, excluding the Lone Star Entities and any holder who has a material financial interest in the transaction.

By becoming a stockholder in our company, you will be deemed to have received notice of and consented to these provisions of our amended and restated certificate of incorporation.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on Nasdaq under the symbol “FRTA.”

SELLING STOCKHOLDER

We entered into a registration rights agreement with Lone Star in connection with our initial public offering. The terms of the registration rights agreement include provisions for demand registration rights and piggyback registration rights in favor of Lone Star. The registration statement of which this prospectus forms a part was filed in connection with a demand for registration by Lone Star under the registration rights agreement.

The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares offered hereunder before selling them. The shares offered by this prospectus may be offered from time to time by the selling stockholder. As used in this prospectus, the term “selling stockholder” includes the selling stockholder listed below, and any donee, pledgee, transferee or other successor in interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, or other non-sale related transfer. The selling stockholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares since the date on which the information in the table below is presented. Information about the selling stockholder may change over time.

The following table sets forth the name of the selling stockholder, the number of shares of our common stock and the percentage of our common stock beneficially owned by the selling stockholder prior to this offering, the number of shares that may be offered under this prospectus by the selling stockholder, and the number of shares of our common stock and the percentage of our common stock to be beneficially owned by the selling stockholder after completion of this offering, assuming that all shares offered hereunder are sold as contemplated herein. The number of shares in the column “Maximum Number of Shares That May Be Offered” represents all of the shares that the selling stockholder may offer under this prospectus.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that the stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

	Shares Beneficially Owned Prior to this Offering		Maximum Number of Shares That May Be Offered	Shares Beneficially Owned After this Offering (assuming the sale of all shares that may be sold hereunder)
Name	Shares of Common Stock	Percentage of Total Outstanding Common Stock(1)		Shares of Common Stock	Percentage of Total Outstanding Common Stock(1)
Forterra US Holdings, LLC(2)(3)	45,107,250	69.7%	45,107,250	0	0%

(1)	Based on 64,724,599 shares of common stock outstanding as of December 11, 2019.

(2)

Forterra US Holdings, LLC, a Delaware limited liability company, is wholly owned by LSF9 Stardust Holdings, L.P., a Bermuda exempted limited partnership, which is controlled by its general partner, LSF9 Stardust GP, LLC, a Delaware limited liability company, which is wholly owned by Lone Star Fund IX (U.S.), L.P., a Delaware limited partnership, which is controlled by its general partner, Lone Star Partners IX, L.P., a Bermuda exempted limited partnership, which is controlled by its general partner, Lone Star Management Co. IX, Ltd., a Bermuda limited exempted company, which is controlled by its sole owner (shareholder) John P. Grayken. The address for such persons is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204.

(3)

Each of Messrs. Richard “Chip” Cammerer, Jr., Rafael Colorado, Robert Corcoran, Chad Lewis and Chris Meyer and Ms. Allison Navitskas is a member of our board of directors and own direct non-controlling interests in Forterra US Holdings, LLC, and therefore expressly disclaims any beneficial ownership of our common stock owned by Forterra US Holdings, LLC.

PLAN OF DISTRIBUTION

The selling stockholder may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling stockholder of the securities. See “Use of Proceeds.” We will pay all costs, expenses and fees in connection with the registration of the shares of common stock, including fees of our counsel and accountants, fees payable to the SEC and fees of counsel to the selling stockholder. The selling stockholder will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock covered by this prospectus.

The selling stockholder may sell the shares of common stock covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, in any manner permitted by the Securities Act, including any one or more of the following ways:

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

At any time a particular offer of the shares of common stock covered by this prospectus is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any option under which underwriters may purchase additional shares of common stock from the selling stockholder, any discounts, commissions, concessions and other items constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. The selling stockholder may also be deemed to be an underwriter, and any discounts and commissions it receives and any profit it realizes on the sale of the common stock may be deemed to be underwriting commissions under the Securities Act.

The selling stockholder may enter into derivative transactions with third parties, or sell shares of common stock to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of common stock pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares of common stock received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase shares of common stock under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or the selling stockholder to indemnification by us or the selling stockholder against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us or the selling stockholder to payments it may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholder in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

Certain underwriters, agents or dealers or their affiliates may have provided from time to time, and may provide in the future, investment, commercial banking, derivatives and financial advisory services to the Company, the selling stockholder and their respective affiliates in the ordinary course of business, for which they have received or may receive customary fees and commissions.

Some of the shares of common stock covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

The consolidated financial statements of Forterra, Inc. appearing in Forterra Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of Forterra Inc.’s internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Concrete Pipe & Precast, LLC as of December 31, 2018 and 2017, and for the years then ended, included in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, have been so incorporated in this prospectus in reliance on the reports of Moss Adams LLP, independent auditor, given on the authority of said firm as experts in auditing and accounting.

The statements of income, cash flows and changes in members’ equity of Concrete Pipe & Precast, LLC for the year ended December 31, 2016, included in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, have been so incorporated in this prospectus in reliance on the reports of Hein & Associates LLP, independent auditor, given on the authority of said firm as experts in auditing and accounting.

10,000,000 Shares

Forterra, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

September 16, 2020

Credit Suisse

BofA Securities

Citigroup

Deutsche Bank Securities

RBC Capital Markets

Truist Securities